Exhibit 16.1

April 24, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:	Capacitive Deionization Technology Systems, Inc.
Commission File No. 000-28291

We were previously the principal accountant for Capacitive Deionization Technology Systems, Inc. ("CDT Systems") and we reported on the financial statements of CDT Systems as of and for the years ended December 31, 2001 and 2000. On April 17, 2002, we resigned as principal accountant. We have read CDT Systems' statements included under Item 4 of its Form 8-K/A dated April 24, 2002 and we agree with such statements.

Yours very truly,

JACKSON & RHODES, P.C.
Certified Public Accountants